                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   YAHOO! INC.

                             JULY 2003 MERGER CORP.

                           AND OVERTURE SERVICES, INC.

                            DATED AS OF JULY 14, 2003

                             INDEX OF DEFINED TERMS

ACQUISITION......................................................................................................   62
ACQUISITION PROPOSAL.............................................................................................   45
ACTION OF DIVESTITURE............................................................................................   51
AFFILIATES.......................................................................................................   65
AGREEMENT........................................................................................................    1
ASSIGNEE.........................................................................................................   68
BALANCE SHEET DATE...............................................................................................   14
CERTIFICATE OF MERGER............................................................................................    2
CERTIFICATES.....................................................................................................    6
CHANGE OF RECOMMENDATION.........................................................................................   44
CHANGE OF RECOMMENDATION NOTICE..................................................................................   44
CLOSING..........................................................................................................    2
CLOSING DATE.....................................................................................................    2
COBRA............................................................................................................   24
CODE.............................................................................................................    1
COMMERCIAL AFFILIATE.............................................................................................   65
COMMERCIAL AFFILIATE AGREEMENT...................................................................................   65
COMPANY..........................................................................................................    1
COMPANY 401(k) SAVINGS PLAN......................................................................................   54
COMPANY BALANCE SHEET............................................................................................   14
COMPANY BOARD OF DIRECTORS.......................................................................................    1
COMPANY COMMON STOCK.............................................................................................    4
COMPANY DISCLOSURE LETTER........................................................................................    9
COMPANY EMPLOYEE PLAN............................................................................................   24
COMPANY FINANCIAL STATEMENTS.....................................................................................   14
COMPANY INTELLECTUAL PROPERTY RIGHTS.............................................................................   19
COMPANY OPTION...................................................................................................   52
COMPANY OPTIONS..................................................................................................   52
COMPANY PERMITS..................................................................................................   24
COMPANY PREFERRED STOCK..........................................................................................   10
COMPANY REGISTERED INTELLECTUAL PROPERTY.........................................................................   19
COMPANY RIGHTS...................................................................................................   10
COMPANY RIGHTS AGREEMENT.........................................................................................   10
COMPANY SEC REPORTS..............................................................................................   13
COMPANY STOCKHOLDERS' MEETING....................................................................................   47
COMPUTER SOFTWARE................................................................................................   19
CONFIDENTIALITY AGREEMENT........................................................................................   48
CONTINUING EMPLOYEES.............................................................................................   54
COPYRIGHTS.......................................................................................................   19
CURRENT ANNUAL PREMIUM AMOUNT....................................................................................   56
DGCL.............................................................................................................    1
DISSENTING SHARES................................................................................................    8
DOJ..............................................................................................................   50
DOL..............................................................................................................   24

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
DOMAIN NAMES.....................................................................................................   19
EFFECT...........................................................................................................   66
EFFECTIVE TIME...................................................................................................    2
EMPLOYEE.........................................................................................................   24
EMPLOYEE AGREEMENT...............................................................................................   24
END DATE.........................................................................................................   59
ENUMERATED OPTION PLANS..........................................................................................   52
ERISA............................................................................................................   25
ERISA AFFILIATE..................................................................................................   25
ESPP.............................................................................................................   53
EXCHANGE ACT.....................................................................................................   13
EXCHANGE AGENT...................................................................................................    5
EXCHANGE FUND....................................................................................................    6
EXCHANGE RATIO...................................................................................................    4
EXTENDING TRANSACTION EVENT......................................................................................   65
FMLA.............................................................................................................   25
FORWARD MERGER...................................................................................................    2
FTC..............................................................................................................   50
GOLDMAN SACHS....................................................................................................   33
GOVERNMENTAL ENTITY..............................................................................................   13
GROUP............................................................................................................   45
HAZARDOUS MATERIAL...............................................................................................   29
HAZARDOUS MATERIALS ACTIVITIES...................................................................................   29
HSR ACT..........................................................................................................   13
INBOUND LICENSE AGREEMENTS.......................................................................................   19
INDEBTEDNESS.....................................................................................................   31
INDEMNIFIED PARTIES..............................................................................................   55
INTELLECTUAL PROPERTY RIGHTS.....................................................................................   18
IRS..............................................................................................................   25
JOINT VENTURES...................................................................................................    9
KNOWLEDGE........................................................................................................   65
LEGAL REQUIREMENT................................................................................................   12
LICENSE AGREEMENTS...............................................................................................   19
LICENSED INTELLECTUAL PROPERTY RIGHTS............................................................................   19
LIENS............................................................................................................   10
MATERIAL ADVERSE EFFECT..........................................................................................   66
MERGER...........................................................................................................    2
MERGER CONSIDERATION.............................................................................................    4
MERGER SUB.......................................................................................................    1
MERGER SUB COMMON STOCK..........................................................................................    5
MULTIEMPLOYER PLAN...............................................................................................   25
MULTIPLE EMPLOYER PLAN...........................................................................................   25
NASDAQ...........................................................................................................    5
NECESSARY CONSENTS...............................................................................................   13
NEW EXERCISE DATE................................................................................................   53
OPTION EXCHANGE RATIO............................................................................................   53

OPTION PLAN......................................................................................................   52
OPTION PLANS.....................................................................................................   52
OUTBOUND LICENSE AGREEMENTS......................................................................................   19
PARENT...........................................................................................................    1
PARENT BENEFIT PLAN..............................................................................................   54
PARENT COMMON STOCK..............................................................................................    4
PARENT DISCLOSURE LETTER.........................................................................................   34
PARENT FINANCIAL STATEMENTS......................................................................................   37
PARENT MARKET PRICE..............................................................................................   53
PARENT PREFERRED STOCK...........................................................................................   36
PARENT RIGHTS....................................................................................................   36
PARENT RIGHTS AGREEMENT..........................................................................................   36
PARENT SEC REPORTS...............................................................................................   37
PATENTS..........................................................................................................   18
PENSION PLAN.....................................................................................................   25
PER SHARE CASH CONSIDERATION.....................................................................................    4
PERSON...........................................................................................................   66
PROSPECTUS/PROXY STATEMENT.......................................................................................   32
REGISTERED INTELLECTUAL PROPERTY.................................................................................   19
REGISTRATION STATEMENT...........................................................................................   32
REPRESENTATIVES..................................................................................................   48
RETURNS..........................................................................................................   16
REVERSE MERGER...................................................................................................    2
SECTION 16 PERSON................................................................................................   53
SECURITIES ACT...................................................................................................   13
SHARES...........................................................................................................    4
SUBSIDIARY.......................................................................................................   66
SUPERIOR OFFER...................................................................................................   46
SURVIVING CORPORATION............................................................................................    2
TAX..............................................................................................................   16
TAX CLAIM........................................................................................................   17
TAXES............................................................................................................   16
TERMINATION FEE..................................................................................................   62
TOP COMMERCIAL AFFILIATE AGREEMENTS..............................................................................   31
TRADE SECRETS....................................................................................................   19
TRADEMARKS.......................................................................................................   19
TRIGGERING EVENT.................................................................................................   61
VOTING AGREEMENTS................................................................................................    1
WARN ACT.........................................................................................................   28
WHCRA............................................................................................................   25

                                TABLE OF CONTENTS

ARTICLE I THE MERGER.............................................................................................   2
   1.1      The Merger...........................................................................................   2
   1.2      Effective Time; Closing..............................................................................   2
   1.3      Effect of the Merger.................................................................................   2
   1.4      Certificate of Incorporation and Bylaws..............................................................   2
   1.5      Directors and Officers...............................................................................   3
   1.6      Effect on Capital Stock..............................................................................   3
   1.7      Surrender of Certificates............................................................................   5
   1.8      Dissenting Shares....................................................................................   7
   1.9      No Further Ownership Rights in Company Common Stock..................................................   7
   1.10     Lost, Stolen or Destroyed Certificates...............................................................   8
   1.11     Tax Consequences.....................................................................................   8
   1.12     Further Action.......................................................................................   8
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................   8
   2.1      Organization of the Company..........................................................................   8
   2.2      Company Capital Structure............................................................................   9
   2.3      Obligations With Respect to Capital Stock............................................................  10
   2.4      Authority; Non-Contravention; Necessary Consents.....................................................  11
   2.5      SEC Filings; Company Financial Statements............................................................  12
   2.6      Absence of Certain Changes or Events.................................................................  13
   2.7      Taxes................................................................................................  15
   2.8      Title to Properties; Absence of Liens and Encumbrances...............................................  17
   2.9      Intellectual Property; Privacy.......................................................................  17
   2.10     Compliance with Laws; Permits; Restrictions..........................................................  22
   2.11     Litigation...........................................................................................  22
   2.12     Employee Benefit Plans...............................................................................  23
   2.13     Environmental Matters................................................................................  27
   2.14     Agreements, Contracts and Commitments................................................................  28
   2.15     Information in Registration Statement and Prospectus/Proxy Statement.................................  30
   2.16     Rights Plan..........................................................................................  31
   2.17     State Takeover Statutes..............................................................................  31
   2.18     Board Approval.......................................................................................  31
   2.19     Brokers' and Finders' Fees...........................................................................  31
   2.20     Opinion of Financial Advisor.........................................................................  31
   2.21     Insurance............................................................................................  31
   2.22     Personnel............................................................................................  32
   2.23     Potential Conflict of Interest.......................................................................  32
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................................  32
   3.1      Organization of Parent and Merger Sub................................................................  32
   3.2      Authority; Non-Contravention; Necessary Consents.....................................................  33
   3.3      Parent Capital Structure.............................................................................  34
   3.4      Information in Registration Statement and Prospectus/Proxy Statement.................................  34

   3.5      SEC Filings; Parent Financial Statements.............................................................  35
   3.6      Absence of Certain Changes...........................................................................  35
   3.7      Litigation...........................................................................................  36
   3.8      Brokers' and Finders' Fees...........................................................................  36
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...................................................................  36
   4.1      Conduct of Business by the Company...................................................................  36
   4.2      Acquisition Proposals................................................................................  40
ARTICLE V ADDITIONAL AGREEMENTS..................................................................................  44
   5.1      Prospectus/Proxy Statement; Registration Statement...................................................  44
   5.2      Meeting of Company Stockholders; Board Recommendation................................................  44
   5.3      Confidentiality; Access to Information...............................................................  45
   5.4      Public Disclosure....................................................................................  46
   5.5      Company Affiliates; Restrictive Legend...............................................................  46
   5.6      Regulatory Filings; Reasonable Efforts...............................................................  47
   5.7      Notification of Certain Matters......................................................................  49
   5.8      Company Option Plans; Employee Stock Purchase Plan...................................................  49
   5.9      Form S-8.............................................................................................  52
   5.10     Nasdaq Listing.......................................................................................  52
   5.11     Company Rights Plan..................................................................................  52
   5.12     Consents of Accountants..............................................................................  52
   5.13     Subsequent Financial Statements......................................................................  52
   5.14     Conveyance Taxes.....................................................................................  52
   5.15     Indemnification......................................................................................  52
   5.16     Treatment as Reorganization..........................................................................  53
   5.17     Merger Sub Compliance................................................................................  53
ARTICLE VI CONDITIONS TO THE MERGER..............................................................................  54
   6.1      Conditions to the Obligations of Each Party to Effect the Merger.....................................  54
   6.2      Additional Conditions to the Obligations of the Company..............................................  55
   6.3      Additional Conditions to the Obligations of Parent...................................................  55
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................................  56
   7.1      Termination..........................................................................................  56
   7.2      Notice of Termination; Effect of Termination.........................................................  58
   7.3      Fees and Expenses....................................................................................  58
   7.4      Amendment............................................................................................  59
   7.5      Extension; Waiver....................................................................................  60
ARTICLE VIII GENERAL PROVISIONS..................................................................................  60
   8.1      Non-Survival of Representations and Warranties.......................................................  60
   8.2      Notices..............................................................................................  60
   8.3      Interpretation; Certain Defined Terms................................................................  61
   8.4      Counterparts.........................................................................................  63
   8.5      Entire Agreement; Third Party Beneficiaries..........................................................  63
   8.6      Severability.........................................................................................  64
   8.7      Other Remedies; Specific Performance.................................................................  64
   8.8      Governing Law........................................................................................  64
   8.9      Rules of Construction................................................................................  64
   8.10     Assignment...........................................................................................  64
   8.11     No Waiver; Remedies Cumulative.......................................................................  65
   8.12     Waiver of Jury Trial.................................................................................  65

                                INDEX OF EXHIBITS

Exhibit A         Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), is entered into as of July 14, 2003 by and among Yahoo! Inc., a Delaware corporation ("PARENT"), July 2003 Merger Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent ("MERGER SUB"), and Overture Services, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

         A. The Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the business combination between the Company and Parent upon the terms and subject to the conditions set forth herein.

         B. The Board of Directors of each of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), in accordance with the Delaware General Corporation Law ("DGCL") and upon the terms and subject to the conditions set forth herein. The Board of Directors of each of the Company (the "COMPANY BOARD OF DIRECTORS"), Parent and Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger.

         C. The Company Board of Directors has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

         D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

         E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached hereto as Exhibit A (the "VOTING AGREEMENTS").

         F. Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         G. For United States federal income tax purposes, the parties intend that the Merger qualify as a "reorganization" under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), and the parties intend, by executing this Agreement, to adopt a "plan of reorganization" within the meaning of Treasury Regulations, Section 1.368-2(g).

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "REVERSE MERGER"); provided, however, that if at the Effective Time, the Reverse Merger would not satisfy the conditions set forth in Section 6.1(e) hereof, then at the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "FORWARD MERGER") (either the Reverse Merger or the Forward Merger, as applicable, shall sometimes be referred to herein as the "MERGER"). The Company (in the case of the Reverse Merger) and Merger Sub (in the case of the Forward Merger), as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "CLOSING") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

         1.4      Certificate of Incorporation and Bylaws.

                  (a) Reverse Merger. Subject to Section 1.4(b), at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time,
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Overture Services, Inc." and the

Certificate of Incorporation of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws, provided, however, the Bylaws of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a).

                  (b) Forward Merger. In the event of the Forward Merger, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Overture Services, Inc." and the Certificate of Incorporation of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in
Section 5.15(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws, provided, however, the Bylaws of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a).

         1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

         1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

                  (a) Company Common Stock. Each share of the common stock, par value $0.0001 per share, of the Company (together with the associated Company Right (as defined in Section 2.2) under the Company Rights Agreement (as defined in Section 2.2) ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (the "SHARES"), other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), and other than as provided in Section 1.8 with respect to Shares as for which appraisal rights have been perfected, will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive (i) 0.6108 of a validly issued, fully paid and nonassessable share (the "EXCHANGE RATIO") of the common stock, par value $0.001 per share, of Parent (together with any associated Parent Right (as defined in Section 3.3) under the Parent Rights Agreement (as defined in Section 3.3)) ("PARENT COMMON STOCK") and (ii) $4.75 in cash (the "PER SHARE CASH CONSIDERATION ") (collectively, the Exchange Ratio and the Per Share Cash Consideration are referred to herein as the "MERGER CONSIDERATION") (upon surrender of the certificate representing such share of Company Common Stock in the manner provided in

Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9)).

                  (b) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends and (ii) the Per Share Cash Consideration in respect of such shares shall be paid to the holder thereof over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

                  (c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

                  (e) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options (as defined in Section 5.8(a)) outstanding under each Option Plan (as defined in Section 5.8(a)) shall be assumed by Parent in accordance with Section 5.8(a). Rights outstanding under the ESPP (as defined in Section 5.8(c)) and any other employee stock purchase plan of the Company shall be treated as set forth in Section 5.8(c).

                  (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Stock Market, Inc. ("NASDAQ").

                  (g) Adjustments to Merger Consideration. The Exchange Ratio and the Per Share Cash Consideration shall be adjusted to reflect fully the appropriate effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time and (ii) any declaration, payment or distribution by Parent of any dividend or distribution (whether in cash or other property) in respect of Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

         1.7      Surrender of Certificates.

                  (a) Exchange Agent. Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) Parent to Provide Merger Consideration. Promptly after the Effective Time, Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this
Article I, the shares of Parent Common Stock issuable and cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to
Section 1.7(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

                  (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (x) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), (y) the aggregate Per Share Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article I after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered (together with cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f)) and (z) any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted, the right to receive the aggregate Per Share Cash Consideration with respect to such shares of Company Common Stock and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.7(d).

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued and amount of Per Share Cash Consideration paid in exchange therefor along with cash payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If shares of Parent Common Stock are to be issued in the name of, or Per Share Cash Consideration paid to, a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the issuance of shares of Parent Common Stock in the name of, or payment of Per Share Cash Consideration to, any person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

                  (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.4(b)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

                  (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

                  (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of Parent Common Stock and amount of Per Share Cash Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.7(d) with respect to the shares of Company Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4(d)) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

         1.8 Dissenting Shares. Notwithstanding Section 1.6, Shares outstanding immediately prior to the Effective Time and held by a holder of shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive in exchange for each Share the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law.

         1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued, all cash paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f)) and any dividends or distributions payable pursuant to Section 1.7(d) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations, Section 1.368-2(g).

         1.12 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY DISCLOSURE LETTER"), as set forth below.

         2.1      Organization of the Company.

                  (a) The Company and each of its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and

(iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(f) below) on the Company.

                  (b) The Company has set forth in Section 2.1(b) of the Company Disclosure Letter a true and complete list of all of the Company's Subsidiaries as of the date hereof, together with a list of each partnership, joint venture or other business entity in which the Company holds an interest, whether voting, equity or otherwise (collectively, the "JOINT VENTURES"), indicating the name, jurisdiction of organization and the Company's equity interest in, each such entity. Neither the Company nor any of its Subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity. All of the capital stock of each Subsidiary, and such capital stock of each Joint Venture that is shown as being owned by the Company on Section 2.1(b) of the Company Disclosure Letter, is owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, title defects or objections, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, pledges, restrictions on transfer or other encumbrances and restrictions of any nature whatsoever (collectively, "LIENS"), except for restrictions imposed by applicable securities laws, and, with respect to capital stock of Subsidiaries only, is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary or Joint Venture to any person except the Company.

                  (c) The Company has delivered or made available to Parent (and to the extent not yet delivered or made available, will use all reasonable efforts to make available to Parent as promptly as practicable following the date hereof) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date, and each such instrument, as amended, is in full force and effect. None of the Company or any of its Subsidiaries is in material violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

         2.2 Company Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, ("COMPANY PREFERRED STOCK"), 2,000,000 of which shares have been designated Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon the exercise of preferred stock purchase rights (the "COMPANY RIGHTS") issuable pursuant to the Rights Agreement between the Company and Mellon Investor Services LLC, dated as of March 20, 2002 (the "COMPANY RIGHTS AGREEMENT"). At the close of business on July 9, 2003, (i) 63,975,810 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury) and (ii) no shares of Company Preferred Stock were issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it or its assets is bound. As of the date hereof,
(i) the Company had
reserved an aggregate of 3,950,347 shares of Company Common Stock for future issuance pursuant to the Option Plans and (ii) at the close of business on July 9, 2003 there were (x) outstanding Company Options to purchase an aggregate of 11,608,105 shares of Company Common Stock pursuant to the Enumerated Option Plans (as defined in Section 5.8(a)), and (y) no outstanding Company Options to purchase shares of Company Common Stock pursuant to Option Plans other than the Enumerated Option Plans. As of the date hereof, the Company has reserved an aggregate of 2,800,892 shares of Company Common Stock for future issuance pursuant to the ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of such Company Options have been granted to employees or directors of the Company in the ordinary course of business. Since March 31, 2003 and until the date hereof, the Company has not granted any Company Options to officers or directors of the Company. Section 2.2 of the Company Disclosure Letter identifies (i) the name and location of each person who held Company Options as of July 9, 2003, (ii) the particular Option Plan pursuant to which such Company Option was granted, (iii) the date on which such Company Option was granted, (iv) the exercise or base price of such Company Option, (v) the number of shares of Company Common Stock subject to such Company Option or value covered thereby, (vi) the number of shares of Company Common Stock as to which such Company Option had vested at such date, (vii) the applicable vesting schedule for such Company Option and whether the exercisability or vesting of such Company Option will be accelerated in any way by the Merger or the transactions contemplated hereby, and (viii) the date on which such Company Option expires. As of the date hereof, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger, either alone or upon the occurrence of any additional subsequent events.

         2.3 Obligations With Respect to Capital Stock. Except as otherwise set forth in Section 2.2, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as contemplated by this Agreement or as set forth in Section 2.2, as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date hereof, there are no registration rights and, except as otherwise contemplated by the Voting Agreements, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (or convertible into or exchangeable for, securities having such rights) of the Company or any of its Subsidiaries issued and outstanding. There are no outstanding contractual commitments of the Company or any of its Subsidiaries which obligate the Company or its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other person. The Company has delivered or made available to Parent complete and correct copies of the Option Plans and all forms of Company Options.

         2.4      Authority; Non-Contravention; Necessary Consents.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action (including the unanimous approval, as of the date hereof, of this Agreement and the transactions contemplated hereunder by those members of the board of directors of the Company, attending and participating in such vote) on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and approve the Merger and consummate the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) general principles of equity.

                  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries,
(ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section
5.2 and compliance with the requirements set forth in Section 2.4(d) below, conflict with or violate any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity ("LEGAL REQUIREMENT") applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to the Company.

                  (c) Section 2.4(c) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, contracts, arrangements, licenses or leases required to be obtained in connection with the consummation of the Merger which, if individually or in the aggregate were not obtained, would be reasonably likely to result in a Material Adverse Effect with respect to the Company or the Surviving Corporation.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent is qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.15) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the filing and effectiveness of the Registration Statement (as defined in Section 2.15), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and foreign antitrust laws, if any, (iv) the consents listed on Section 2.4(d) of the Company Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the "NECESSARY CONSENTS."

         2.5      SEC Filings; Company Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2001 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC or similar regulatory body.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIAL STATEMENTS"), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared in accordance with United States generally accepted accounting principles ("GAAP"),
(ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act) and (iv) fairly presented the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of March 31, 2003 (the "BALANCE SHEET DATE") as filed with the SEC before the date hereof is hereinafter referred to as the "COMPANY BALANCE SHEET."

                  (c) The Company has heretofore furnished or made available to Parent and Merger Sub (i) a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but that the Company intends to file as of the date hereof, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act and (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously-filed Company SEC Reports since January 1, 2001.

         2.6      Absence of Certain Changes or Events.

                  (a) Since the Balance Sheet Date and through the date hereof, each of the Company and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice and there has not been:

                           (i)      any Material Adverse Effect on the Company;

                           (ii)     any declaration, setting aside or payment of
any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option, restricted stock or purchase agreements;

                           (iii)    any split, combination or reclassification
of any of the Company's capital stock;

                           (iv)     any granting by the Company or any of its
Subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn base salary of more than $125,000 per year, or any payment by the Company or any of its Subsidiaries of any bonus to any of their officers, directors or managers or employees who earn base salary of more than $125,000 per year, or any granting, by the Company or any of its Subsidiaries of any increase in severance or termination pay, or any entry by the Company or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case other than in connection with periodic compensation or performance reviews or for ordinary course severance and release agreements made in connection with the termination of employment;

                           (v)      any material change by the Company or any of
its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

                           (vi)     any communication from Nasdaq with respect
to the delisting of the Company Common Stock;

                           (vii)    any revaluation by the Company or any of its
Subsidiaries of any of its assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

                           (viii)   any cancellation by the Company or any of
its Subsidiaries of any debts or waiver of any claims or rights of material value,

                           (ix)     any sale, transfer, or other disposition of
any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                           (x)      to the Knowledge of the Company, any
impairment of any material Company Intellectual Property Rights (as defined in Section 2.9) or any material adverse change in the Company's rights to use any material Intellectual Property Rights licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice;

                           (xi)     any damage, destruction or loss, whether or
not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company;

                           (xii)    any amendment of any material term of any
outstanding security of the Company or any of its Subsidiaries;

                           (xiii)   any making of any loan, advance or capital
contribution to or investment by the Company in any person, including without limitation any director, officer or other affiliate of the Company, other than
(A) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or entities that became wholly-owned Subsidiaries made in the ordinary course of business, (B) investments made in accordance with the Company's investment guidelines, a copy of which has been made available to Parent, and in the ordinary course of business consistent with past practice and
(C) travel and entertainment expense advances in the ordinary course of business; or

                           (xiv)    any agreement, whether in writing or
otherwise, to take any action described in this Section by the Company or any of its Subsidiaries.

                  (b) Since March 31, 2003 until the date hereof, no Commercial Affiliate that is party to one of the Top Commercial Affiliate Agreements has actually advised any of the individuals listed in Section 2.6(b) of the Company Disclosure Letter that it intends to terminate such Top Commercial Affiliate Agreement without affording the Company the opportunity to renegotiate the terms thereof. Except (i) as set forth in the Company Financial Statements and the notes thereto or (ii) for the transactions contemplated hereby, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, to the Knowledge of the Company (as defined in
Section 8.3(g)), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

         2.7      Taxes.

                  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all United States federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including but not limited to taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, payroll, recapture, employment, excise and property taxes (whether imposed directly or through withholding), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b)      Tax Returns and Audits.

                           (i)      The Company and each of its Subsidiaries
have timely filed all material United States federal, state, local and foreign tax returns, estimates, information statements and reports and any amendments thereto ("RETURNS") relating to Taxes required to be filed by or on behalf of the Company and each of its Subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects. All Taxes that are due or claimed in writing to be due from the Company and each of its Subsidiaries have been paid other than those for which adequate reserves have been established on the books and records of the Company and each of its Subsidiaries in accordance with GAAP. The amount of accruals and reserves on the books and records of the Company and each of its Subsidiaries in respect of any material Tax liability for any Taxable period not finally determined have been determined in accordance with GAAP.

                           (ii)     The Company and each of its Subsidiaries
have withheld with respect to its employees all United States federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

                           (iii)    There is no material Tax deficiency
outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on, or extension of the statutory period of limitations for, the assessment or collection of any Tax that is still in effect. Neither the Company nor any Subsidiary has received any notice in writing from any Tax jurisdiction in respect of which the Company or the Subsidiary, as the case may be, does not file Tax returns, requesting the filing of any Tax return. No issue has been raised by any Tax authority in any audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited would reasonably be expected to result in a material proposed deficiency or adjustment for any period not so audited that are not covered by adequate reserves on the books and records of the Company and each of its Subsidiaries in accordance with GAAP.

                           (iv)     No United States federal, state, local or
foreign action, suit, claim, audit, assessment, judicial or administrative proceeding, appeal of such proceeding or other examination (each a "TAX CLAIM") with regard to any Taxes or Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

                           (v)      No adjustment of Tax relating to any Returns
filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

                           (vi)     Neither the Company nor any of its
Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course.

                           (vii)    There is no contract, agreement, plan or
arrangement to which the Company or any of its Subsidiaries is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                           (viii)   Neither the Company nor any of its
Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                           (ix)     Neither the Company nor any of its
Subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                           (x)      The Company has made available to Parent or
its legal or accounting representatives copies of all Returns for the Company and each of its Subsidiaries filed for all periods since its inception.

                           (xi)     There are no Liens on the assets of the
Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable and for which there are adequate accruals in accordance with GAAP.

         2.8      Title to Properties; Absence of Liens and Encumbrances.

                  (a) Neither the Company nor any of its Subsidiaries owns any real property interests as of the date hereof. Section 2.8(a) of the Company Disclosure Letter lists all material real property leases to which the Company or its Subsidiaries is a party as of the date hereof and each amendment thereto that is in effect as of the date hereof. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries, or to the Company's Knowledge, by any other party thereto that would give rise to a material claim against the Company or its Subsidiaries.

                  (b) Each of the Company and its Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         2.9 Intellectual Property; Privacy. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY RIGHTS" means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) (collectively, "PATENTS"); (ii) all confidential Computer Software, inventions (whether patentable or not), business information, customer lists, know how, technology and all documentation relating to any of the foregoing (collectively, "TRADE SECRETS"); (iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, "COPYRIGHTS"); (iv) all United States and foreign trademarks and service marks (whether or not registered), and trade names, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing (collectively "TRADEMARKS"); and (v) Internet domain name registrations and applications therefor (collectively "DOMAIN NAMES").

         "COMPANY INTELLECTUAL PROPERTY RIGHTS" means any Intellectual Property Rights owned by or registered to the Company or any of its Subsidiaries.

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" means Registered Intellectual Property owned by the Company.

         "LICENSED INTELLECTUAL PROPERTY RIGHTS" means any Intellectual Property Rights owned by a third party that either the Company or one of its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

         "LICENSE AGREEMENTS" shall mean all written agreements between the Company or any of its Subsidiaries, and third parties, including, without limitation, license agreements, research agreements, development agreements, customer agreements, advertiser agreements, affiliate agreements, settlement agreements, consent to use agreements and covenants not to sue in which: (i) such third party has licensed or granted to Company or any of its Subsidiaries any right to use, exploit or practice any of such third party's Intellectual Property Rights or Computer Software ("INBOUND LICENSE AGREEMENTS"); or (ii) the Company or any of its Subsidiaries has: (x) granted to such third party any right to use, exploit or practice any Company Intellectual Property Rights or Licensed Intellectual Property Rights, or (y) has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property Rights or to use any Licensed Intellectual Property Rights (either (x) or (y), "OUTBOUND LICENSE AGREEMENTS").

         "COMPUTER SOFTWARE" shall mean all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

         "REGISTERED INTELLECTUAL PROPERTY" shall mean all Patents, registered Copyrights and Copyright applications, and registered Trademarks and Trademark applications.

                  (a) Section 2.9(a)(i) of the Company Disclosure Letter lists, as of the date hereof, all Company Registered Intellectual Property. The Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each item of Company Registered Intellectual Property.

                  (b) Section 2.9(b)(i) of the Company Disclosure Letter lists all License Agreements other than (i) with respect to Inbound License
Agreements: (x) for personal Computer Software that is generally available and has individual acquisition cost of $250,000 or less; (y) for enterprise Computer Software (such as accounting software, benefits software and network software generally used by companies similar to the Company), other than Computer Software which perform functions related to search or search results ranking; or (z) not material to the business of the Company or any of its Subsidiaries; and (ii) with respect to Outbound License
Agreements: (x) nonexclusive licenses and permissions granted in the ordinary course in connection with access to, use of, or distribution of the Company's products and services and/or display or distribution of Company search results; or (y) Commercial Affiliate Agreements other than the Top Commercial Affiliate Agreements, and in each case specifies the name of the parties thereto and whether the License Agreement is an Inbound License Agreement, an Outbound License Agreement or a cross-license. Each License Agreement that is material to the Company is in full force and effect in accordance with its terms and, to the Knowledge of the Company, is enforceable in accordance with its terms. None of the Outbound License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights and none of the Outbound License Agreements required to be listed pursuant to the first sentence of this subsection (b) grants any third party the right to sublicense (except as a distributor of search results) any Company Intellectual Property Rights. The Company and its Subsidiaries are in material compliance with, and have not materially breached any term of any License Agreement that is material to the Company and, to the Knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements in any material respect. Following the Closing Date, the Surviving Entity will be permitted to exercise all of the rights of the Company or its Subsidiaries under the License Agreements that are material to the Company to the same extent the Company or its Subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.

                  (c) As of the date hereof, there are no judgments or orders involving the Company or any of its Subsidiaries which: (i) restrict the rights of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property Rights or to use any Licensed Intellectual Property Rights; (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party's Intellectual Property Rights; or (iii) permit third parties to use any Company Intellectual Property Rights; other than such judgments or orders that would not have a Material Adverse Effect on the Company.

                  (d) The Company or one of its Subsidiaries: (x) solely owns all right, title, and interest, free and clear of all Liens (other than non-exclusive licenses), in and to all Company Registered Intellectual Property; and (y) to the Knowledge of the Company, either owns or has a right to use all unregistered Copyrights and Trademarks material to the ongoing business of the Company and each of its Subsidiaries.

                  (e) To the Knowledge of the Company, the Company has not (except as may have been resolved) and does not conduct its business, including the design, development, marketing and sale of the products or services of the Company or its Subsidiaries so as to infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party to an extent which would have a Material Adverse Effect on the Company, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction to an extent which would have a Material Adverse Effect on the Company. Neither the Company nor any of its

Subsidiaries has obtained written legal opinions of counsel relating to actual or potential infringement by the Company or any of its Subsidiaries, or the validity, of any third party patent other than with respect to third party patents asserted against the Company or any of its Subsidiaries in a litigation.

                  (f) Since February 1, 2001, neither the Company nor any of its Subsidiaries has received any written notice from internal or external legal counsel representing any third party stating that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, has or does infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction; nor has any internal or external legal counsel for the Company or any of its Subsidiaries corresponded in writing with any internal or external legal counsel of any third party since February 1, 2001 with respect to any such written notice received by the Company or any of its Subsidiaries prior to February 1, 2001.

                  (g) As of the date hereof, to the Knowledge of the Company, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (i) involving the Patents or material Copyrights, Trademarks, Trade Secrets or Domain Names of the owned by the Company, (ii) alleging that the conduct of the business of the Company or any of its Subsidiaries has or does infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction or (iii) challenging, as applicable, the ownership, use, validity, enforceability or registrability of any Patents or material Copyrights, Trademarks, Trade Secrets or Domain Names owned by the Company. To the Knowledge of the Company, there is no pending claim, litigation, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Licensed Intellectual Property Rights necessary to operate the business of the Company for which there is no commercially reasonably available replacement or the rights of the Company or its Subsidiaries to use or exploit any of the Licensed Intellectual Property Rights necessary to operate the business of the Company for which there is no commercially reasonably available replacement.

                  (h) To the Knowledge of the Company as of the date hereof, no person is infringing, misappropriating, or otherwise violating, any material Company Intellectual Property Rights in any material respect. Neither the Company nor any of its Subsidiaries has brought any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved.

                  (i) Neither the Company nor any of its Subsidiaries has done, or failed to do, any act or thing which may, after the Closing Date, prejudice the validity or enforceability of any Company Registered Intellectual Property except as would not have a Material Adverse Effect on the Surviving Corporation.

                  (j) To the Knowledge of the Company, all issued patents of the Company are valid and enforceable.

                  (k) To the extent that any Computer Software or patentable inventions have been developed or created by an employee of the Company or any of its Subsidiaries, or by a third party for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has executed a written agreement with such employee or third party, as the case may be, and with respect to employees, such agreement is in substantially the form provided to Parent, and the Company or one of its Subsidiaries thereby either (i) has, pursuant to such agreement or by operation of law, obtained ownership of and is consequently the exclusive owner of all Intellectual Property Rights therein (subject to applicable laws), or (ii) with respect to any such third party, has obtained a license under such Intellectual Property Rights sufficient for the ongoing business of the Company or any its Subsidiaries.

                  (l) The Company and its Subsidiaries have taken all necessary steps to protect their respective Trade Secrets and any Trade Secrets of third parties provided to the Company or any of its Subsidiaries consistent with the Company's reasonable business judgment and practices. Without limiting the foregoing, the Company and each of its Subsidiaries have and enforce a policy requiring all employees, contractors and other parties having access to such Trade Secrets to execute a proprietary information/confidentiality agreement, which in the case of employees is in substantially the form provided to Parent, with the Company or one of its Subsidiaries, as the case may be. Except pursuant to an appropriate proprietary information/confidentiality agreement, there has been no disclosure by the Company or any of its Subsidiaries of any material Trade Secrets, and, to the Knowledge of the Company, no party to any such agreement is in material breach thereof.

                  (m) The consummation of the Merger will not, result in Parent being bound by any non-compete or other restriction on the operation of any business of Parent or the granting by Parent of any rights or licenses to any Intellectual Property Rights of Parent to a third party (including, without limitation, a covenant not to sue).

                  (n) Except in each case or in the aggregate as would not result in a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have at all times complied with all applicable Legal Requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries have at all times complied in all respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, no claims have been asserted or threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. To the Knowledge of the Company, the consummation of the Merger will not breach or otherwise cause any violation of any such applicable Legal Requirements related to privacy, data protection or the collection and use of personal information and user information gathered or accessed from then current users (at the time of consummation of the Merger) in the course of the operations of the Company or any of its Subsidiaries.

                  (o) With respect to all personal and user information described in Section 2.9(n), the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information in any material respect.

         2.10     Compliance with Laws; Permits; Restrictions.

                  (a) Neither the Company nor any of its Subsidiaries is in violation of, or is in conflict with, or in default of (i) any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity is pending or, to the Company's Knowledge, has been threatened against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company as currently conducted. The Company and each of its Subsidiaries have complied in all respects with all Legal Requirements relating to the collection and use of user information gathered in the course of its respective operations, and the Company and each of its Subsidiaries have complied with the rules, policies and procedures established by the Company from time to time with respect to the foregoing in each case, in the aggregate, except as would not result in a Material Adverse Effect on the Company. The Company maintains systems and procedures reasonably intended to respond to complaints received alleging violation of third party content rights.

                  (b) The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the "COMPANY PERMITS"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

         2.11 Litigation. As of the date hereof, there are no claims, suits, actions, charges, inquiries, proceedings or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, or that seek to restrain or enjoin the consummation of the Merger or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the

Merger and the transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to design, market, offer or sell any of its services or products in the present manner or style thereof.

         2.12     Employee Benefit Plans.

                  (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i)      "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (ii)     "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has ever been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and pursuant to which the Company or any ERISA Affiliate has or would reasonably be expected to have any liability;

                           (iii)    "DOL" shall mean the U.S. Department of
Labor;

                           (iv)     "EMPLOYEE" shall mean any current, former,
or retired employee, officer, or director or consultant of the Company or any ERISA Affiliate;

                           (v)      "EMPLOYEE AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any ERISA Affiliate and any Employee or consultant;

                           (vi)     "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (vii)    "ERISA AFFILIATE" shall mean any trade or
business, whether or not incorporated, that together with Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001 (b)(l) of ERISA;

                           (viii)   "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended;

                           (ix)     "IRS" shall mean the Internal Revenue
Service;

                           (x)      "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                           (xi)     "MULTIPLE EMPLOYER PLAN" shall mean a
"PENSION PLAN" (as defined below) maintained by more than one employer as described in Section 413(c) of the Code or Section 4063 or 4064 of ERISA;

                           (xii)    "PENSION PLAN" shall mean each Company
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA; and

                           (xiii)   "WHCRA" shall mean the Women's Health and
Cancer Rights Act of 1998, as amended.

                  (b) Absence of Changes in Stock and Benefit Plans. Except as expressly permitted by this Agreement, since March 31, 2003 to the date hereof, there has not been any material (i) acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under any Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Company Board of Directors or any committee thereof or any other persons administering an Option Plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under such Option Plan or (ii) adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers' compensation, supplementary unemployment benefits or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary thereof entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries.

                  (c) Schedule. Section 2.12(c) of the Company Disclosure Letter contains an accurate and complete list of each material Company Employee Plan covered by Section 2.14(a)(i) as of the date hereof. As of the date hereof, the Company does not have any intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. Section 2.12(c) of the Company Disclosure Letter also contains a list of all Company employees as of the date hereof with annual base salary in excess of $125,000, each such person's date of hire and each such person's 2002 annual cash compensation.

                  (d) Documents. The Company has provided or made available to Parent: (i) correct and complete copies of all material documents embodying or relating to each Company Employee Plan (other than Employee Agreements not required to be listed in the Company Disclosure Letter pursuant to Section 2.14(a)(i)) including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan and all other employee communications relating to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting or exercisability schedules or other events which would result in any liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

                  (e) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in material default or material violation of; and has no Knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is, to the Company's Knowledge, so qualified, and each such Company Employee Plan has received a favorable determination letter from the IRS with respect to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or, to the Company's Knowledge, the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Company Employee Plan;
(iv) there are no actions, suits or claims pending, or, to the Knowledge of Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (f) Pension Plans. Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (g) Multiemployer Plans. At no time has the Company or any ERISA Affiliate of the Company contributed to or been obligated to contribute to any Multiemployer Plan or any Multiple Employer Plan.

                  (h) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  (i) COBRA; FMLA. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of WHCRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

                  (j) Effect of Transaction. The execution of this Agreement and the consummation of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, exercisability, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as may be required by Section 5.8 of this Agreement.

                  (k)      Employment Matters. The Company and each of its
Subsidiaries: (i) is in compliance in all respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, health and safety and wages and hours (including but not limited to the classification and/or treatment of employees as exempt or non-exempt), in each case, with respect to Employees; (ii) is not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing (other than those arrears or penalties which are being disputed, in good faith, by the Company); and (iii) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business). As of the date hereof, there are no pending, or, to the Company's Knowledge, threatened or reasonably anticipated claims, charges or actions pending against the Company before the Equal Employment Opportunity Commission or similar state, federal or local agency or under any worker's compensation policy or long-term disability policy. There are no written complaints, lawsuits, arbitrations or other proceedings pending, or to the Company's Knowledge, threatened by or on behalf of any present or former employee of the Company or its Subsidiaries alleging breach of any express or implied contract of employment. To the Company's Knowledge, no Employee of the Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person.

                  (l) Labor. No work stoppage, slow-down or strike or dispute against the Company or any of its Subsidiaries is pending, or to the Company's Knowledge, threatened or reasonably anticipated, nor has there been any such action in the past three (3) years. The Company does not have Knowledge of any activities or proceedings of any labor union, works councils or other employee group or association to organize any Employees and no union or works council claims to represent any of the Company's or its Subsidiaries' employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints or charges, which, if adversely determined, would, individually or in the aggregate, be reasonably likely to result in material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar state, local or foreign laws which, individually or in the aggregate, would be reasonably likely to result in material liability to the Company. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and neither the Company nor any of its Subsidiaries is currently negotiating any collective bargaining agreement with respect to Employees.

                  (m) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN ACT"), (i) neither the Company nor any of its Subsidiaries has effected a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act and (iv) none of the Company nor any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) during the six month period prior to the date of this Agreement.

                  (n) International Employee Plan. No Company Employee Plan has been adopted, maintained or contributed to by the Company, whether informally or formally, for the benefit of Employees outside the United States.

                  (o) Change of Control Payments. Section 2.12(o) of the Company Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to Employees of the Company as a result of or in connection with the Merger or any of the transactions contemplated hereby.

                  (p) Leased Employees. No "leased employee" as that term is defined in Section 414(n) of the Code, performs services for the Company or any of its Subsidiaries.

         2.13     Environmental Matters.

                  (a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or its Subsidiaries, no underground storage tanks and no amount of any substance, material, chemical or waste that is or has been designated by any

Governmental Entity or by applicable Legal Requirements, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, petroleum or any petroleum products or derivatives thereof, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL"), are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on, under, about or from any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. To the Company's Knowledge, (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, emitted, disposed of released or exposed its employees or others to Hazardous Materials, and neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, emitted, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES"), in each case in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         2.14     Agreements, Contracts and Commitments.

                  (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:

                           (i)      any employment agreement or employment
contract with any director, officer, employee or consultant, other than those that are terminable at-will by the Company or any of its Subsidiaries on no more than thirty (30) days' notice without contractual liability or financial obligation, other than any such agreement or contract pursuant to which the Company and its Subsidiaries have contractual liability not in excess of $125,000;

                           (ii)     any agreement of indemnification or any
guaranty outside the ordinary course of the Company's business;

                           (iii)    other than Commercial Affiliate Agreements,
any agreement or contract involving express minimum revenues stated in any such agreement or contract as amended to date to the Company and its Subsidiaries taken as a whole in excess of $500,000 in any one year period in the future.
Section 2.14(a)(iii) of the Company Disclosure Letter sets forth any such agreements or contracts of the Company or any of its Subsidiaries and identifies each one which, by its terms, has terms that will be modified or adjusted, or which, by its terms, will become terminable by the other party thereto, in each case as a result of the execution of this Agreement or the Voting Agreements or the consummation of the Merger;

                           (iv)     any agreement or contract containing any
covenant limiting in any respect the right of the Company or any of its Subsidiaries (i) to engage in any line of business, (ii) to develop, market or distribute products or services, or (iii) to compete with any person, or granting any exclusive distribution rights;

                           (v)      any lease for (A) real property in which the
amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $100,000 or (B) personal property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $150,000;

                           (vi)     other than Commercial Affiliate Agreements,
any agreement or contract pursuant to the express terms of which the Company or any of its Subsidiaries is currently obligated to pay excess of $500,000 in any one year period in the future which is not terminable by the Company or its Subsidiaries without penalty in excess of $500,000 upon notice of thirty (30) days or less;

                           (vii)    any agreement, contract or commitment
currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's Subsidiaries;

                           (viii)   any agreement, contract or commitment
currently in force to license or provide source code to any third party for any product or technology;

                           (ix)     any agreement, lease, plan, arrangement or
other contract currently required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act other than those currently on file with the SEC (including any amendments to agreements filed as of the date of the Company's Form 10-Q for the quarter ended March 31, 2003 that are required to be filed); or

                           (x)      any "standstill" or similar agreement with
respect to any equity securities of the Company.

                  (b) Set forth in Section 2.14(b) of the Company Disclosure Letter is a list of the top twenty (20) Commercial Affiliate Agreements (as measured based on revenues that were earned by the Company during the three (3) months ended June 30, 2003 from advertisers of the Company who received paid introductions through the Company pursuant to search results or search listing traffic supplied by Commercial Affiliates) (the "TOP COMMERCIAL AFFILIATE AGREEMENTS").

                  (c) Set forth in Section 2.14(c) of the Company Disclosure Letter is (A) a list, as of the date hereof, of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as defined below) of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred on the terms thereof and (B) the respective principal amounts currently outstanding thereunder as of the date hereof. For purposes of this Section 2.14(b), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                  (d) All contracts, policies, agreements, leases, licenses, Permits, documents and instruments required to be listed in Section
2.14 of the Company Disclosure Letter, and each contract that is filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act that is currently in effect, are in all material respects valid and binding agreements of the Company or any of its Subsidiaries and, to the Company's Knowledge, are in full force and effect, and neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contracts, policies, agreements, leases, licenses, Permits, documents or instruments. The Company has made available to Parent true and correct copies of all such contracts, policies, agreements, leases, licenses, Permits, documents or instruments.

         2.15 Information in Registration Statement and Prospectus/Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

         2.16 Rights Plan. The Company has taken all action so that (i) Parent shall not be an "Acquiring Person" under the Company Rights Agreement solely by virtue of the entering into of this Agreement and the performance of the transactions contemplated hereby, including the Merger, and (ii) the entering into of this Agreement and the Merger and the performance of the transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

         2.17 State Takeover Statutes. The action taken by the Company Board of Directors constitutes approval of the Merger and the transactions contemplated hereby by the Company Board of Directors under Section 203 of the DGCL, and, to the Company's Knowledge, no other state takeover statute is applicable to the Merger and the transactions contemplated hereby.

         2.18 Board Approval. The Company Board of Directors, at a meeting duly called and held at which all Directors were present, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Merger and the transactions contemplated hereby, and (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and directed that such matter be submitted to the Company's stockholders at the Company Stockholders' Meeting. As of the date hereof, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

         2.19 Brokers' and Finders' Fees. Except for fees payable to Goldman Sachs & Co. Inc. ("GOLDMAN SACHS") pursuant to its engagement letter with the Company dated November 27, 2002, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of such engagement letter with the Company has been previously made available to Parent. No such engagement letter obligates the Company to continue to use the services of Goldman Sachs following the Merger or pay the fees or expenses of Goldman Sachs in connection with any transaction other than the Merger following consummation of the Merger.

         2.20 Opinion of Financial Advisor. The Company has received the opinion of Goldman Sachs, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

         2.21 Insurance. Section 2.21(a) of the Company Disclosure Letter sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets (and each of the directors, officers, salespersons, agents or employees of the Company or any of its Subsidiaries for which the Company or such Subsidiary is a beneficiary or pays the premium). To the extent not already provided in the Company Disclosure Letter, the Company will provide, promptly following the date hereof, the following information for each such policy: (a) type(s) of insurance coverage provided; (b) name of insurer; (c) effective date; (d) policy number; (e) per occurrence and annual aggregate deductibles or self-insured retention; (f) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted; and (g) annual premium.
Section 2.21(b) of the Company Disclosure Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

         2.22 Personnel. Section 2.22 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries of all directors and elected and appointed officers of each of the Company and its Subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person and the immediate family relationships, if any, among such persons.

         2.23 Potential Conflict of Interest. Except as stated in the Company SEC Reports filed prior to the date hereof, since the Balance Sheet Date and through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company Board of Directors). As of the date hereof, only the directors of the Company identified in Section 2.23 of the Company Disclosure Letter are not "independent" directors under the rules of Nasdaq. No officer or director of the Company or any Company Subsidiary or Joint Venture has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary or Joint Venture, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER"), as set forth below.

         3.1 Organization of Parent and Merger Sub. Each of Parent, Merger Sub and Parent's other Subsidiaries (i) is an entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Parent.

         3.2      Authority; Non-Contravention; Necessary Consents.

                  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action (including the unanimous approval, as of the date hereof, of this Agreement and the transactions contemplated hereunder by those members of the board of directors of Parent attending and participating in such vote) on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to the DGCL. No vote of the holders of any class or series of Parent capital stock is required under the DGCL, the Nasdaq rules of any other applicable Legal Requirement of any Governmental Entity in connection with the Merger, this Agreement or the transactions contemplated thereby, including the issuance of Parent Common Stock to the holders of Company Common Stock and assumption of options to purchase Company Common Stock pursuant to this Agreement. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity.

                  (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Parent, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the

Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

         3.3 Parent Capital Structure. The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share ("PARENT PREFERRED STOCK"), 2,000,000 of which shares have been designated Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon the exercise of preferred stock purchase rights (the "PARENT RIGHTS") issuable pursuant to the Rights Agreement between Parent and Equiserve Trust Company, N.A., dated as of March 15, 2001 (the "PARENT RIGHTS AGREEMENT"). At the close of business on July 11, 2003, (i) 608,331,741 shares of Parent Common Stock were issued and outstanding, (ii) 16,458,620 shares of Parent Common Stock were held by Parent in its treasury and (iii) no shares of Parent Preferred Stock were issued or outstanding. As of July 11, 2003, (i) Parent had reserved an aggregate of 326,885,729 shares of Parent Common Stock for issuance pursuant to its option plans (excluding Parent's employee stock purchase plans) and (ii) at the close of business on July 11, 2003, there were (x) outstanding options to purchase an aggregate of 116,680,063 shares of Parent Common Stock (excluding rights to purchase Parent Common Stock under Parent's employee stock purchase plans) and
(y) 7,600,000 shares of Parent Common Stock reserved for issuance under Parent's employee stock purchase plans. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it or its assets is bound. Except as disclosed in Parent SEC Reports filed prior to the date hereof, there is no holder or group of holders that beneficially owns greater than 1% of the shares of Parent Common Stock outstanding (including for this purpose any shares convertible into Parent Common Stock on a fully diluted as converted basis, whether or not vested) who have registration rights with respect to any such securities. Except as otherwise set forth in this Section 3.3, there are no equity securities of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding other than such equity securities that do not, in the aggregate, represent in excess of 2% of outstanding shares of Parent Common Stock, on a fully diluted as converted basis.

         3.4 Information in Registration Statement and Prospectus/Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

         3.5 SEC Filings; Parent Financial Statements. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2001 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIAL STATEMENTS"), (i) was prepared in accordance with GAAP, (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act) and (iv) fairly presented the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

         3.6      Absence of Certain Changes.

                  (a) Since March 31, 2003 and through the date hereof, each of Parent and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice and there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option, restricted stock or purchase agreements or (iii) any split, combination or reclassification of any of Parent's capital stock.

                  (b) Except (i) as set forth in the Parent Financial Statements and the notes thereto or (ii) for the transaction contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

         3.7 Litigation. Except as set forth in Item 1 of Part II of Parent's Form 10-Q for the quarterly period ended March 31, 2003, as of the date hereof there are no claims, suits, actions, charges, inquiries, proceedings or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or any of its Subsidiaries, or that seek to restrain or enjoin the consummation of the Merger or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger and the transactions contemplated hereby.

         3.8 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston LLC, the fees and expenses of which shall be paid by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business by the Company. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, use all reasonable efforts to carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts to (i) preserve intact its present business organization and (ii) continue to manage in the ordinary course its business relationships with third parties.

         In addition, without limiting the generality of the foregoing, except as permitted by the terms of this Agreement and except as provided in Section
4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

                  (a) Except as required by Legal Requirements or pursuant to written agreements in effect or written policies existing on the date hereof,

                           (i)      grant any severance or termination pay to
any officer or employee,

                           (ii)     waive any stock repurchase rights,
accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other equity-related plans or

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

agreements or authorize cash payments in exchange for options granted under any of such plans or agreements,

                           (iii)    adopt any new severance retention or change
in control plan, program, policy, agreement or arrangement,

                           (iv)     adopt or amend any employee benefit plan, or
employee stock purchase or employee stock option plan,

                           (v)      pay or make any accrual or arrangement for
payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors or employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days, except payments, accruals or arrangement for payment made in the ordinary course of business consistent with past practice; adopt, amend or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, or other similar plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company Subsidiary director, officer, employee, agent or consultant, whether past or present, other than in the ordinary course consistent with past practice,

                           (vi)     enter into any employment contract,
consulting agreement or collective bargaining agreement other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable "at will" and foreign employees who would be terminable "at will" but for the Legal Requirements of such foreign jurisdictions,

                           (vii)    pay any special bonus or special
remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors in the ordinary course of business consistent with past practice; provided, however, that nothing herein shall prevent the Company from (A) granting Company Options to acquire no more than the number of shares of the Company Common Stock in the aggregate (including for this purpose options granted under Section 4.1(f) hereof) set forth on Schedule 4.1(a)(vii) under the Option Plans that are existing as of the date hereof in the ordinary course of business in connection with periodic compensation reviews or ordinary course promotions or to new hires, and which Company Options in each case (x) have a vesting schedule no more favorable than the Company's customary vesting schedule, (y) are granted at a per share exercise price no less than the per share fair market value of the Company Common Stock as of the date of grant of such Company Options and (z) do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger in accordance with the terms of this Agreement
(other than pursuant to a change of control agreement to which the optionee is already a party on the date hereof), or (B) granting severance or

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

termination pay to any employee (other than an executive officer or director) of the Company in the ordinary course of business in connection with the termination of such employee's employment in such reasonable amounts as the Company, following good faith consultation with Parent, deems advisable in its good faith judgment to avoid a material risk of litigation, or

                           (viii)   (A) make any loans to, or make any change in
its existing lending arrangements, or on behalf of any of its officers or directors, or (B) make any loans to any other employees or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to any employee benefit plan or otherwise, other than travel and entertainment advances made in the ordinary course of business consistent with past practice;

                  (b) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

                  (c) Enter into any agreement or assignment which has the effect of transferring or licensing to any person or entity or otherwise extending, amending or modifying in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

                  (d) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into in the ordinary course of business;

                  (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, (ii) shares of the Company Common Stock issuable to participants in the ESPP consistent with the terms thereof, and (iii) Company Options to acquire no more than the number of shares of the Company Common Stock in the aggregate (including for this purpose Company Options granted under Section 4.1(a)(vii) hereof) set forth in Section 4.1(f) of the Company Disclosure Letter granted under the Option Plans that are existing as of the date hereof in the ordinary course of business consistent with past practice and in connection with periodic compensation reviews or ordinary course promotions or to new hires, and which Company Options in each case (x) have a vesting schedule no more favorable than the Company's customary vesting schedule, (y) are granted at a per share exercise price no less than the per share fair market value of the Company Common Stock as of the date of grant of such Company Options and (z) do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger in accordance with the terms of this Agreement (other than pursuant to a change of control agreement to which the optionee is already a party on the date hereof);

                  (g) Split, combine or reclassify any class of capital stock;

                  (h) Authorize or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its Subsidiaries);

                  (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in all or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or except in the ordinary course of business consistent with past practice after good faith consultation with Parent, (i) otherwise acquire or agree to acquire any assets which are significant, individually or in the aggregate, to the business of the Company; or (ii) enter into any joint ventures or strategic partnerships (other than Commercial Affiliate Agreements);

                  (j) Except as previously disclosed in the Company SEC Reports and other than in the conduct of its business in the ordinary course consistent with past practice after good faith consultation with Parent, sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

                  (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business,
(iii) loans, investments or guarantees by the Company or any of its Subsidiaries to, in or of it or any of its Subsidiaries, or (iv) in the ordinary course of business any incurrences which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (iv) presents a material risk of delaying the Merger or making it more difficult to obtain or otherwise reasonably cause a delay in obtaining any Necessary Consent);

                  (l) Modify or amend in a manner adverse to the Company, or take any action to terminate, any material contract or agreement to which the Company or any Subsidiary thereof is a party, including any Top Commercial Affiliate Agreement, or waive, release or assign any material rights or claims thereunder, other than any such modification, amendment or termination of any such Company material contract or any such waiver, release or assignment thereunder in the ordinary course of business consistent with past practice;

                  (m)      (x) Except (i) in the ordinary course of business,
(ii) as required by law, judicial order or decree, or (iii) for settlement involving only the payment of monetary damages not in excess of $250,000 in any one case, settle any adverse third party claim in excess of reserves set forth or accrued in the Company Financial Statements or lawsuit, or (y) commence, join or make an appeal with respect to any action, claim, suit, arbitration, litigation or other proceeding against any third party (other than Parent, Merger Sub or any of their controlled affiliates) before any court or governmental or other regulatory or administrative agency or commission in any jurisdiction, other than ordinary course collections claims for accounts receivable due and payable to the Company or any of its Subsidiaries;

                  (n) Except in the ordinary course of business consistent with past practice and except for Commercial Affiliate Agreements, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its Subsidiaries upon notice of thirty (30) days or less or which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or which involve any exclusive terms of any kind which are binding on the Company;

                  (o) Cancel or terminate without reasonable substitute policy thereof any insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

                  (p) Except as required by GAAP or the SEC, revalue any of its assets or make any change in accounting methods, principles or practices;

                  (q) Make or change any Tax election, change an annual accounting period, adopt or change any material Tax accounting method, file any amended Return, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any material Tax Claim;

                  (r) Enter into any agreement that would subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

                  (s) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license of any material Intellectual Property Rights owned by Parent or any of its Subsidiaries, in each case, other than the Surviving Corporation or its successor thereto; or

                  (t) Agree in writing or otherwise to take any of the actions described in 4.1(a) through 4.1(s) above.

         4.2      Acquisition Proposals.

                  (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 4.2(g)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

                  (b)      Notification of Unsolicited Acquisition Proposals.

                           (i)      As promptly as practicable after receipt of
any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                           (ii)     The Company shall provide Parent with
forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

                  (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 4.2(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

                           (i)      Furnish nonpublic information to the third
party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.3), it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished), together with a complete list identifying all nonpublic information furnished to such third party; and

                           (ii)     Engage in negotiations with the third party
with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

                  (d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a "CHANGE OF RECOMMENDATION"), if all of the following conditions in clauses (i) through (iv) are met:

                           (i)      A Superior Offer with respect to the Company
has been made and has not been withdrawn;

                           (ii)     The Company Stockholders' Meeting has not
occurred;

                           (iii)    The Company shall have (A) delivered to
Parent written notice (a "CHANGE OF RECOMMENDATION NOTICE") at least three (3) business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends (or may intend) to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to Parent all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer, together with a complete list identifying all such materials and information furnished to such person or group; and

                           (iv)     The Company Board of Directors has concluded
in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law.

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

After delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders without making a Change of Recommendation.

                  (e) Continuing Obligation to Call, Hold and Convene Company Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

                  (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.2(d).

                  (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i)      "ACQUISITION PROPOSAL" shall mean any offer
or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any person or "GROUP" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company (provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

                           (ii)     "SUPERIOR OFFER" shall mean an unsolicited,
bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, on terms that the Company Board of Directors has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. The Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the conversion of the Company Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Options as may be reasonably requested in connection with any such action.

         5.2      Meeting of Company Stockholders; Board Recommendation.

                  (a) Meeting of Company Stockholders. Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable (without limitation, within forty-five (45) days, if practicable) after the declaration of effectiveness of the Registration Statement. Subject to Section 4.2(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Company Stockholders' Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, Nasdaq rules and all other applicable Legal Requirements.

                  (b) Board Recommendation. Except to the extent expressly permitted by Section 4.2(d): (i) the Company Board of Directors shall recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Stockholders' Meeting,
(ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Company Board of Directors has recommended that the Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholders' Meeting, and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 5.4, the Company Board of Directors shall be permitted to take such action so as to comply, solely to the extent required to comply, with its duties of disclosure and candor to its stockholders under applicable Legal Requirements.

         5.3      Confidentiality; Access to Information.

                  (a) The parties acknowledge that the Company and Parent have previously executed the mutual non-disclosure agreement, dated as of July 17, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing or any other confidentiality provision set forth herein, the parties (and each employee, representative, or other agent of the parties) have the right to disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent such disclosure could result in a violation of any United States federal or state securities law.

                  (b) The Company will afford Parent and its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the "REPRESENTATIVES") reasonable access, at reasonable times and upon reasonable prior notice, to the properties, books, analyses, projections, plans, systems, contracts, commitments, records, notices, personnel, offices and facilities of the Company and its Subsidiaries during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel of the Company and use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its Representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company may restrict such access to the extent that (A) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries may reasonably require the Company or its Subsidiaries to restrict or prohibit access to any such properties, personnel or information, or (B) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligation of the Company to consummate the Merger.

         5.4 Public Disclosure. The initial press release concerning the Merger shall be a joint press release and, thereafter, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, this Agreement or the transactions contemplated hereby to any third party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by any Legal Requirement or any listing agreement with Nasdaq or any other applicable national or regional securities exchange, provided, that the parties will consult with each other and use all reasonable efforts to agree on any such required press release or public statement in advance. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

         5.5 Company Affiliates; Restrictive Legend. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

         5.6      Regulatory Filings; Reasonable Efforts.

                  (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

                  (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Parent and the Company shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity related solely to this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party may reasonably require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                  (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                  (d) Reasonable Efforts. Subject to the express provisions of Section 4.2 and Section 5.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, if, there is a reasonable possibility that the defending of such actions would result in their dismissal, removal, elimination or termination, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. Parent and the Company shall discuss, in good faith, procedures to pursue third party consents and each shall use all reasonable efforts to pursue obtaining those consents (it being understood that failure to obtain any one or more such consents shall not give rise to a failure of a condition to Closing hereunder). In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

                  (e) Limitation on Divestiture and Litigation. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to (i) litigate or agree to litigate against any Governmental Entity at any time following the termination of this Agreement or
(ii) take or agree to take any Action of Divestiture (as defined below) which would be reasonably likely either to materially and adversely impact the benefits expected to be derived by Parent as a result of the transactions contemplated hereby or to have a material adverse impact on the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with the business of Parent and its Subsidiaries following the Merger. For purposes of this Agreement, an "ACTION OF DIVESTITURE" shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

         5.7      Notification of Certain Matters.

                  (a) By the Company. The Company shall give prompt notice to Parent of any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties under this Agreement.

                  (b) By Parent and Merger Sub. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Merger Sub or the conditions to the obligations of the parties under this Agreement.

         5.8      Company Option Plans; Employee Stock Purchase Plan.

                  (a) Assumption of Stock Options. Unless Parent, Merger Sub and the Company agree otherwise, Parent, Merger Sub and the Company shall take all actions necessary to provide that effective as of the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY OPTION," and collectively, the "COMPANY OPTIONS") granted under the Company's 1998 Stock Plan (including the UK and French Sub

Plans thereto), Cadabra Inc. 1998 Stock Option Plan, Auctionrover.com, Inc. 1999 Stock Award Plan and Auctionrover.com, Inc. 1999 Executive Stock Award Plan (collectively, the "ENUMERATED OPTION PLANS"), and any other stock option plan, program or agreement to which the Company or any of its Subsidiaries is a party (together with the Enumerated Option Plans, each, an "OPTION PLAN" and collectively, the "OPTION PLANS") that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent as of the Effective Time. As of the Effective Time, each such Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Option Plan and the applicable option and other related agreements issued thereunder, except that (A) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio; and (B) the exercise price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Option Exchange Ratio (rounded up to the nearest whole cent). If and to the extent necessary or required by the terms of the Option Plans or pursuant to the terms of any Company Option granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding Company Options to effectuate the foregoing assumption of such Company Options. The Company agrees that each of the Option Plans and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein. Parent, Merger Sub and the Company shall take all such steps as may be required to provide that, with respect to each Section 16 Person (as defined below), (i) the transactions contemplated by this Agreement, and (ii) any other dispositions of the Company's equity securities (including derivative securities) or other acquisitions of Parent's equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, "SECTION 16 PERSON" shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company or
(y) at the Effective Time will become a director or officer of Parent, Merger Sub or the Surviving Corporation subject to the reporting requirements of
Section 16 of the Exchange Act with respect to Parent. "OPTION EXCHANGE RATIO" shall mean the quotient of (i) the sum of (A) the Per Share Cash Consideration and (B) the product of the Exchange Ratio and the Parent Market Price, and (ii) the Parent Market Price. "PARENT MARKET PRICE" shall mean the average closing sale price of one share of Parent Common Stock for the five (5) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on Nasdaq.

                  (b) Incentive Stock Options. The conversion of Company Options provided for in Section 5.8(a), with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                  (c) Termination of the Company's Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board of Directors shall (i) pursuant to Section 19 of the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), shorten the Offering Period (as defined in the ESPP) then in progress by setting a new Exercise Date (as defined in the ESPP) that is prior to the Effective Time (the "NEW EXERCISE DATE") and notifying all participants in the ESPP of such New Exercise Date at least ten (10) business days prior to the New Exercise Date, and that each participant's option under the ESPP shall be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Offering Period, and (ii) take all steps necessary to terminate the ESPP prior to the Effective Time.

                  (d) Service Credit. Following the Effective Time, Parent will use all reasonable efforts to give each Continuing Employee (as defined below) credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any applicable Parent benefit plan or written policy or arrangement ("PARENT BENEFIT PLAN") in which such Continuing Employee becomes eligible to participate at or following the Effective Time and (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plans. Parent shall give credit under those of its applicable Parent Benefit Plans that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs. Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Benefit Plans in which the Continuing Employees become eligible to participate at or following the Effective Time, but if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, solely to the extent such requirements and conditions were not applicable to the particular Continuing Employee under such comparable Company Employee Plan. For purposes of this Agreement, "CONTINUING EMPLOYEES" shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

                  (e) Employee Communications. With respect to matters described in Section 5.8, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

                  (f) 401(k) Plan. If requested by Parent, the Company shall terminate the Company 401(k) & Profit Sharing Plan (the "COMPANY 401(k) SAVINGS PLAN") prior to the Effective Time, and each Continuing Employee who is a participant in the Company 401(k) Savings Plan shall have the right to elect to receive a distribution of all or a portion of such employee's account balance in the Company 401(k) Savings Plan (subject to, and in accordance with, the provisions of the plan and applicable law).

         5.9 Form S-8. Parent agrees to file with the SEC as soon as practicable but no later than twenty (20) business days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed by Parent.

         5.10 Nasdaq Listing. Prior to the Effective Time, Parent agrees to use all reasonable efforts to authorize for listing on Nasdaq, the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance. Parent agrees to promptly make such other additional filings with Nasdaq as may be required in connection with the consummation of the transactions contemplated by this Agreement.

         5.11 Company Rights Plan. The Company shall not redeem the Company Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the Company Rights Plan prior to the Effective Time unless, and only to the extent that: (a) it is required to do so by order of a court of competent jurisdiction, or (b) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under applicable law.

         5.12 Consents of Accountants. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

         5.13 Subsequent Financial Statements. The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

         5.14 Conveyance Taxes. Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

         5.15     Indemnification.

                  (a) Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements previously disclosed to Parent between the Company and its directors, officers, employees and agents as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The

Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

                  (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its all reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage (the "CURRENT ANNUAL PREMIUM AMOUNT"), and to the extent the annual premium would exceed one hundred fifty (150%) of the Current Annual Premium Amount, the Surviving Corporation shall use all reasonable efforts to be maintained the maximum amount of coverage available for such one hundred fifty percent (150%) of such Current Annual Premium Amount. The Current Annual Premium Amount is set forth in Section 5.15 of the Company Disclosure Letter.

                  (c) This Section 5.15 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that Parent or the Surviving Corporation or their respective successors and assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties or assets to any person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, shall honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.15.

         5.16 Treatment as Reorganization. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing which would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         5.17 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

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                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

                  (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Parent and its Subsidiaries, on a combined basis with the Company and its Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

                  (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

                  (d) HSR Approval. All waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby will have expired or terminated early. The foreign antitrust approvals, if any, described in Section 6.1(d) of the Company Disclosure Letter shall have been obtained.

                  (e) Tax Opinions. Parent and the Company shall each have received written opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code (the issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel and each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect) and such opinions shall not have been withdrawn; provided, however, that if either party fails to receive such an opinion and counsel for the other party has delivered its opinion, the party which failed to receive such an opinion shall have the right to waive this condition in writing and to rely on the opinion of counsel for the other party, with such counsel's consent.

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

                  (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

         6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

         6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized senior executive officer of the Company.

                  (c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

                  (d) Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated hereby, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture which would have the effect set forth in clause (ii) of the first sentence of Section 5.6(e).

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of the
Company:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                  (b) by either the Company or Parent if the Merger shall not have been consummated by December 31, 2003 (which date shall be extended to March 31, 2004, if the Merger shall not have been consummated as the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(d) or
Section 6.3(d)) (and which date, as extended if applicable, may be further extended at the election of either the Company or Parent in the event that there is an Extending Transaction Event to the date which is forty-five (45) days following the date of effectiveness of the delayed Registration Statement or any post-effective amendment thereto or supplemental or additional proxy materials in respect of the Prospectus/Proxy Statement, as applicable, whichever is latest) (as appropriate, the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                  (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an

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

action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

                  (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below in this
Section 7.1) with respect to the Company shall have occurred;

                  (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to sixty (60) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured);

                  (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(g) prior to sixty (60) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured); and

                  (h) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof and (x) such Material Adverse Effect is not reasonably capable of being cured prior to December 31, 2003 (or, if the End Date has been extended pursuant to Section 7.1(b), the applicable End
Date) or (y) such Material Adverse Effect is not cured prior to the earlier of December 31, 2003 (or, if the End Date has been extended pursuant to Section 7.1(b), the applicable End Date) and ninety (90) days following the receipt of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured).

                  For the purposes of this Agreement, a "TRIGGERING EVENT," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Parent and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer.

         7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3      Fees and Expenses.

                  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and
(ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

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

                  (b)      Payments.

                           (i)      Payment by the Company. In the event that
this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d) or (e), the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to sixty-five million dollars ($65,000,000.00) in immediately available funds (the "TERMINATION FEE"); provided, that in the case of termination under Section 7.1(b) or 7.1(d): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and (1) within twelve (12) months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(iii)) of the Company is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within twenty-four
(24) months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of the Company.

                           (ii)     Interest and Costs; Other Remedies. The
Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses (including reasonable attorneys' fees and expenses) of Parent in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                           (iii)    Definition of Acquisition. For the purposes
of this Section 7.3(b) only, "ACQUISITION," with respect to the Company, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

         7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders, provided, after any such approval, no amendment shall be made which by law or the rules of Nasdaq requires further approval by such stockholders without such further

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

stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

         7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      if to Parent or Merger Sub:

                           Yahoo! Inc.
                           701 First Avenue
                           Sunnyvale, California  94089
                           Attention: Chief Executive Officer
                           Telephone: (408) 349-3300
                           Facsimile: (408) 349-7721

                           with a copy at the same address to the
                           attention of the General Counsel and Secretary and with a copy to:

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

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           525 University Avenue, Suite 1100
                           Palo Alto, California 94301
                           Attention: Kenton J. King
                                      Celeste E. Greene
                           Telephone: (650) 470-4500
                           Facsimile: (650) 470-4570

                  (b)      if to the Company:

                           Overture Services, Inc.
                           74 North Pasadena Avenue, 3rd Floor
                           Pasadena, California  91103
                           Attention: Chief Executive Officer
                           Telephone: (626) 685-5600
                           Facsimile: (626) 685-5601

                           with copies at the same address to the
                           attention of the Chief Financial Officer and General Counsel and with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention: Martin W. Korman
                                      Bradley L. Finkelstein
                           Telephone: (650) 493-9300
                           Facsimile: (650) 493-6811

         8.3      Interpretation; Certain Defined Terms.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

                  (b) For purposes of this Agreement, "AFFILIATES" (other than when preceded immediately by the word "commercial") shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  (c) For purposes of this Agreement, whenever under the terms hereof the giving of a notice or performance of an act takes place after 12:00 noon California time, (i) the

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beginning of any period required for giving such notice or performing such act shall be deemed to be the next full day or, if the period is measured in business days, the next full business day, rather than the day of such notice or performance, and (ii) the expiration of such required period shall be deemed to be 5:00 p.m. California time on the last day or, if the period is measured in business days, last business day, of the period. By way of example, if a notice is required three (3) business days in advance and the notice is delivered at 10:00 a.m. California time on a Friday which is a business day, then the expiration of the period shall be 5:00 p.m. on the following Tuesday, assuming that both Monday and Tuesday are business days.

                  (d) For purposes of this Agreement, "COMMERCIAL AFFILIATE" shall mean any third party through whom the Company distributes its search results or otherwise receives search listing traffic in exchange for payments.

                  (e) For purposes of this Agreement, "COMMERCIAL AFFILIATE AGREEMENT" shall mean any agreement with a Commercial Affiliate for distribution of search results or search listing traffic.

                  (f) For purposes of this Agreement, the term "EXTENDING TRANSACTION EVENT" shall mean any acquisition or proposal to acquire (including any entry into an agreement to acquire) by merger or consolidation with, or by purchase of an equity interest in or all or substantially all of the assets of, any business or any corporation, partnership or other business organization or division thereof, for which financial statements in accordance with Section 3-05 of Regulation S-X promulgated under the Exchange Act and/or pro forma financial statements in accordance with Article 11 of Regulation S-X promulgated under the Exchange Act would be required to be included in a registration statement or other filing with the SEC, and which such filing either delays the effectiveness of the Registration Statement or requires the filing of a post-effective amendment thereto or the distribution to stockholders of the Company of supplemental or additional proxy materials in respect of the Prospectus/Proxy Statement.

                  (g) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to the Company, with respect to any matter in question, the actual knowledge that any of the Chief Executive Officer or Chief Operating Officer of the Company or the person identified on Section 8.3(g) of the Company Disclosure Letter has and the actual knowledge that each of the Chief Financial Officer or General Counsel of the Company has after inquiry of his respective direct reports.

                  (h) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Material Adverse Effect, that is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, or (ii) materially impede the authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse

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

Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger (provided, that the exception in this clause (B) shall not apply to the use of the term "Material Adverse Effect" in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Sections 2.4(b)(i), 2.4(b)(ii), 3.2(b)(i) and 3.2(b)(ii)), including, in the case of the Company, any material loss of or adverse change in its relationship with any key employees, suppliers, customers or Commercial Affiliates or any failure to keep intact or renew the Commercial Affiliate Agreements, (C) any change in such entity's stock price or trading volume, in and of itself, (D) any Effect that results from changes affecting the industry in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (E) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), (F) stockholder class action, derivative or similar litigation arising from allegations of a breach of fiduciary duty or misrepresentation in public disclosure relating to this Agreement, or (G) any failure by such entity to meet published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a Material Adverse Effect but for this clause
(G).

                  (i) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                  (j) For purposes of this Agreement, a "SUBSIDIARY" of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

         8.4 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.15.

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         8.6      Severability. In the event that any provision of this
Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent incorporated as corporations in the State of Delaware, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent incorporated as corporations in the State of Delaware (each, an "ASSIGNEE"); provided that such Assignee shall in each case be substituted for Merger Sub with respect to, and bound by, each of the representations, warranties and covenants of Merger Sub contained herein. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees.

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Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.11 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         8.12 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    YAHOO! INC.

                                    By:    /s/ Terry S. Semel
                                           ------------------
                                    Name: Terry Semel
                                    Title: Chief Executive Officer

                                    JULY 2003 MERGER CORP.

                                    By:    /s/ Daniel L. Rosensweig
                                           -----------------------
                                    Name: Daniel L. Rosensweig
                                    Title: Chief Executive Officer and President

                                    OVERTURE SERVICES, INC.

                                    By:    /s/ Ted Meisel
                                           --------------
                                    Name: Ted Meisel
                                    Title: President and Chief Executive Officer

                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                   EXHIBIT A

See Exhibits 2.2, 2.3 and 2.4 to this Current Report on Form 8-K.